THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES OF AMERICA SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS NOTE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE OF ISSUANCE OF THIS SECURITY OR (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

NAQI LOGIX INC.

UNSECURED CONVERTIBLE PROMISSORY NOTE

US$

FOR VALUE RECEIVED, Naqi Logix Inc., a corporation existing under the Business Corporations Act (British Columbia) (the "Company"), promises to pay to                              ("Holder"), or its assigns, in lawful money of the United States of America, the principal sum of US$                                      (the "Principal Amount") together with interest on the unpaid Principal Amount hereof in accordance with the terms set forth below, from the date hereof until the Note is paid or converted as provided herein. All unpaid Principal Amount and other amounts payable hereunder, including interest, shall be due and payable on the earliest to occur of the following: (i) one year after the date of this document which represents the date on which Company receives the Principal Amount from the Investor (the "Maturity Date"); or (ii) upon an Event of Default (as defined below).

Simple interest shall accrue on the unpaid Principal Amount at a rate of 10% per annum.

This Note may be one of a series of convertible promissory notes issued by the Company. The Notes (as defined below) shall rank pari passu with each other in the right to repayment. The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) "Affiliate" means any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.

(b) "Change of Control" means a transaction or a series of related transactions whereby the Company shall (i) sell, convey, lease, out-license (other than as part of the Company's generally available commercial product or service), or otherwise dispose of, whether accomplished in a single transaction or in a series of related transactions, all or substantially all of its property or business; (ii) amalgamate or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or other entity or person; (iii) effect any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, amalgamation, arrangement, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, amalgamation, arrangement, merger or reorganization; or (iv) effect any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of; provided, however, that a merger effected exclusively for the purpose of changing the domicile of the Company or a sale of shares for the purpose of raising capital shall not be a "Change of Control".

(c) "Common Shares" means Voting Common Shares in the capital of the Company.

(d) "Conversion Price" means US$2.175 per Common Share.

(e) "Event of Default" means the occurrence of any of the following: (i) the Company fails to pay, when due, any payment required under the terms of this Note and such payment is not made within five days of the Company's receipt of Holder's written notice to the Company of such failure; (ii) the Company fails to observe or perform any covenant, obligation, condition or agreement contained in this Note and such failure continues for 15 days after the Company's receipt of Holder's written notice to the Company of such failure; (iii) the Company (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (b) makes a general assignment for the benefit of its or any of its creditors, (c) is dissolved or liquidated in full or in part, (d) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (e) takes any action for the purpose of effecting any of the foregoing; or (iv) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and either (1) an order for relief is entered, or (2) such proceeding is not dismissed or discharged within 60 days of commencement.

(f) "Going Public Transaction" means a going public transaction by way of either a reverse-takeover of another company or through an initial public offering, on the Canadian Securities Exchange or other recognized stock exchange.

(g) "Majority Holders" shall mean holders representing a majority of the aggregate principal amounts of the then outstanding Notes, as of the applicable time of reference.

(h) "Note" shall mean this convertible promissory note, and "Notes" shall mean, collectively, this convertible promissory note and any similar convertible promissory notes issued by the Company to certain holders.

2. Prepayment; Events Default.

The Company may prepay this Note in whole (but not in part) at any time. Any prepayments shall be made pro rata among the holders of all of the Notes based on the relative outstanding principal amounts of the Notes. All payments of principal shall be in lawful money of the United States of America. Upon the occurrence or existence of any Event of Default, and at any time thereafter during the continuance of such Event of Default, the Majority Holders may, by written notice to the Company, declare all outstanding obligations payable by the Company under the Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both. Prior to any prepayment hereunder, the Company shall give the holders of the Notes at least 14 days' advance written notice of the Company's intention to prepay the Notes (a "Prepayment Notice"). Upon delivery of a Prepayment Notice, Holder shall have the option, exercisable by written notice to the Company within 7 days of such delivery, to convert the Note in accordance with Section 3(c).

3. Conversion.

(a) Mandatory Conversion - Going Public. Subject to applicable securities laws, if, prior to the Maturity Date: (i) the Company consummates a Going Public Transaction prior to the conversion or repayment of this Note; and (ii) the Common Shares list at a price that is at or in excess of the Conversion Price, the outstanding Principal Amount and any accrued interest on this Note immediately prior to such Going Public Transaction will convert into the number of Common Shares equal to the quotient obtained by dividing (a) the outstanding Principal Amount and any accrued interest on this Note, by (b) the listing price of the Common Shares pursuant to the Going Public Transaction. The Company shall give Holder at least 10 days prior written notice of a Going Public Transaction. The Company shall provide Holder with such information regarding such Going Public Transaction as may be reasonably requested by Holder.

(b) Optional Conversion - Change of Control. Subject to applicable securities laws, if, prior to the Maturity Date, the Company consummates a Change of Control prior to the conversion or repayment of this Note, Holder shall have the option to elect to: (i) convert the outstanding Principal Amount and any accrued interest on this Note immediately prior to such Change of Control into the number of Common Shares in the capital of the Company equal to the quotient obtained by dividing (a) the outstanding Principal Amount and any accrued interest on this Note, by (b) the Conversion Price, rounded down to the nearest whole Common Share, or (ii) receive a cash amount equal to the Principal Amount and any accrued interest on this Note. The Company shall give Holder at least 10 days prior written notice of a Change of Control. The Company shall provide Holder with such information regarding such Change of Control as may be reasonably requested by Holder. Holder may exercise its rights pursuant to this Section 3(b) by delivering written notice thereof to the Company within such 10 day period, and Holder may indicate in such notice that such exercise is conditioned upon the consummation of the Change of Control (including that the Change of Control occurs on the terms and conditions set forth in any notice from the Company to Holder and/or any applicable definitive agreement relating to the Change of Control furnished by the Company to Holder).

(c) Optional Conversion - At Maturity Date. If this Note has not converted prior to the Maturity Date pursuant to Section 3(a) or 3(b), Holder shall have the option to elect to: (i) have the outstanding Principal Amount and any accrued interest on this Note be converted on the Maturity Date into the number of Common Shares equal to the quotient obtained by dividing (a) the outstanding Principal Amount and any accrued interest on this Note, by (b) the Conversion Price, rounded down to the nearest whole Common Share; or (ii) receive a cash amount equal to the Principal Amount and any accrued interest on this Note. If Holder elects (ii) above, and the Company can reasonably demonstrate to Holder that it is unable to repay the Principal Amount and accrued interest on this Note at such time, then the Company may elect for this Note to convert in accordance with (i) above.

(d) Issuance of Securities upon Conversion. As soon as practicable after conversion of this Note, the Company, at its expense, will cause to be issued in the name of the number of fully paid and nonassessable equity securities to which Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of this Note. If Holder would otherwise be entitled to a fractional share, upon Holder's request, Holder shall receive a cash payment equal to the Conversion Price multiplied by the fractional share Holder would otherwise be entitled to receive.

(e) Company Shareholders Agreements. Notwithstanding anything else in this Agreement, as a condition to being issued any shares in the capital of the Company upon conversion of this Note, Holder shall become a party to the shareholders agreements with respect to the Company then in effect if Holder is not already a party thereto.

(f) Termination of Rights. Whether or not this Note has been surrendered for cancellation, all rights with respect to this Note shall terminate upon the issuance of equity securities upon conversion of this Note. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is practicable following conversion of this Note.

4. Representations and Warranties of the Company. The Company represents and warrants to Holder as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Note is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject paragraph (d) below). This Note constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity. To its knowledge, the Company is not in violation of: (i) its current certificate of incorporation or articles; (ii) any material statute, rule or regulation applicable to the Company; or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Note do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any security interest, encumbrance or lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Note, other than: (i) the Company's corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Common Shares issuable upon conversion of this Note.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

5. Representations and Warranties of Holder. Holder represents and warrants to the Company as follows:

(a) Holder has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes a valid and binding obligation of Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

(b) Holder is an accredited investor as such term is defined: (x) if Holder is resident in the United States, in Rule 501 of Regulation D under the Securities Act, and (y) under applicable Canadian securities laws. Holder will provide evidence of accreditation if requested by the Company.

(c) Holder has been advised that this Note and the underlying securities have not been registered under the Securities Act, or any state, federal or provincial securities laws and, therefore, cannot be resold unless they are covered by a prospectus filed under applicable Canadian securities laws, registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Holder is purchasing this Note and the securities to be acquired by Holder hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder has not been formed for the specific purpose of purchasing this Note. Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Holder's financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(d) Holder understands that the Company may be required to provide any one or more of the Canadian securities regulators or other regulatory agencies with the name, residential address, telephone number and e-mail address of Holder as well as information regarding the number, aggregate purchase price and type of securities purchased under this Note. Holder hereby consents to and authorizes the use and disclosure of such information.

6. Successors and Assigns. Subject to the restrictions on transfer described in Sections 8 and 9, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Majority Holders; provided, however, that if any amendment or waiver affects a Holder differently and in a materially adverse manner relative to the other holders of Notes, the consent of such Holder shall be required for such amendment or waiver.

8. Transfer of this Note or Securities Issuable on Conversion Hereof. This Note shall not be transferred by Holder (other than to an Affiliate) without the prior written consent of the Company. Any securities issuable upon the conversion of this Note shall be transferrable in accordance with the applicable shareholders agreement(s) to which Holder is a party.

9. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Company (other than to an Affiliate) without the prior written consent of the Majority Holders.

10. No Shareholder Rights. This Note shall not entitle Holder to any voting rights or any other rights as a shareholder of the Company or to any other rights except the rights stated in this Note.

11. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when emailed, when delivered personally or by a recognized delivery service, or 48 hours after being deposited in the mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

12. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

13. Expenses. The Company and Holder shall each be responsible for their own expenses incurred in connection with this Note.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

COMPANY: NAQI LOGIX INC.

By:
Name:
Title:

Email Address:
Address:

AGREED TO AND ACCEPTED
Company Name:

By:
Name:
Title:

Email Address:
Address:

[OR If an individual]

Name:
Title:

Email Address:
Address:

[OR If individuals owned jointly]

Name:	Name:
Title:	Title:

● Email Address:	● Email Address:
● Address:	● Address:

Naqi Logix – Convertible Promissory Note